UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

October 29, 2012
Date of Report (Date of earliest event reported)

NAVARRE CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota	000-22982	41-1704319
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

7400 49th Avenue North, Minneapolis, MN 55428
(Address of principal executive offices) (Zip Code)

(763) 535-8333
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 29, 2012, the parties to the SpeedFC Merger Agreement entered into Amendment No. 1 to the Agreement and Plan of Merger (the “Amendment”).  The Agreement and Plan of Merger are described in more detail in the Company’s Form 8-K filed September 28, 2012.  In general, the Amendment revises certain terms of the SpeedFC Merger regarding the structure and composition of the contingent payments.  Under the Amendment, the contingent payments remain subject to the achievement of the same performance metrics, but the contingent consideration has been modified to allow for, if earned (i) the payment of up to a maximum of $5.0 million in cash consideration, with up to a maximum of $1.25 million payable in early 2013 and up to a maximum of $3.75 million (before interest of five percent per annum) payable in equal, quarterly installments beginning in late 2013 and ending on February 29, 2016 (the “Amended Contingent Cash Payment”) and (ii) the issuance of up to 6,287,368 shares of our Common Stock to the SFC Equityholders, with up to 2,215,526 (“Amended First Equity Amount”) shares payable in early 2013, up to 738,509 shares (“Amended Second Equity Amount”) payable in late 2013 (both such share amounts being calculated based on the Average Parent Stock Price as of October 25, 2012 or $1.6926) and the original 3,333,333 shares payable at the same time as the Amended Second Equity Amount (all equity amounts together, the “Amended Contingent Equity Payment”).  The Amended Contingent Cash Payment and Amended Contingent Equity Payment amounts are subject to certain escrow conditions and adjustments in connection with the measurement periods for evaluation of the achievement of financial performance metrics.  As a result of the Amendment, a total of 23,382,554 shares of Navarre Common Stock could be issued in connection with the SpeedFC Merger Agreement, if all contingent amounts are fully earned.

A copy of the Amendment is attached as Exhibit 2.1 to this Current Report on Form 8-K. The description of certain terms of the Amendment set forth herein does not purport to be complete and is qualified in its entirety by the provisions of the Amendment, which is incorporated herein by reference. The Amendment is filed herewith.

Item 2.02. Results of Operations and Financial Condition.

On October 29, 2012, Navarre Corporation issued a press release announcing its financial results for the three period ending September 30, 2012.  A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference. The press release attached as Exhibit 99.1 discloses certain information that is not presented in accordance with United States generally accepted accounting principles (“GAAP”).  The non-GAAP financial measures included in the earnings release have been reconciled to the comparable GAAP results and should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Neither the information in this item 2.02 of this Form 8-K, nor the information in the press release attached hereto as exhibits 99.1 shall be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 7.01. Regulation FD Disclosure.

The Company presently anticipates filing a Proxy Statement Supplement in the near future to describe the changes to the SpeedFC Merger Agreement and provide additional information.  The Company also intends to postpone the scheduled shareholder meeting until November 15, 2012 at 3:00 p.m. to allow its shareholders an adequate period of time to review the Proxy Statement Supplement.

On October 16, 2012, a purported class action on behalf of Navarre shareholders relating to the transactions contemplated by the SpeedFC Merger Agreement was filed in the United States District Court for the District of Minnesota against the Company, the Board of Directors, the Company’s acquisition subsidiary and SpeedFC, Inc. entitled Helene Gottlieb v. Richard S. Willis, et al. The lawsuit generally alleges that the Board breached its fiduciary duties and violated disclosure requirements by, among other things, attempting to acquire SpeedFC by means of a proxy statement that fails to disclose material information concerning the proposed acquisition. The alleged misrepresentations and/or omissions of material facts in the proxy statement include a failure to include certain financial forecasts, financial information regarding the proposed transaction and related financing and information concerning the financial analysis performed by the Company’s financial advisor. The lawsuit further alleges that certain defendants aided and abetted these breaches. The lawsuit seeks unspecified damages and equitable relief.

The plaintiff filed a motion for expedited handling and a preliminary injunction on October 24, 2012 and both motions are currently scheduled to be heard November 1, 2012.

The Company believes the allegations in the lawsuit are without merit and intends to vigorously defend this matter.  One of the conditions to the closing of the SpeedFC merger is that no injunction shall have been issued by a court of competent jurisdiction that shall be continuing that prohibits the consummation of the merger. If plaintiff is successful in obtaining an injunction prohibiting the completion of the merger on the terms contained in the merger agreement, then such injunction may delay the merger from becoming effective.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1	Amendment No. 1 to Agreement and Plan of Merger dated October 29, 2012
99.1	Press Release, dated October 29, 2012, issued by Navarre Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 29, 2012	NAVARRE CORPORATION

	By:	/s/ Ryan F. Urness
	Name:	Ryan F. Urness
	Title:	Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

2.1	Amendment No. 1 to Agreement and Plan of Merger dated October 29, 2012
99.1	Press Release, dated October 29, 2012, issued by Navarre Corporation